SHAREHOLDERS AGREEMENT
                       TAG-ALONG RIGHTS AND VOTING RIGHTS

     SHAREHOLDERS AGREEMENT, dated November 19, 2001 (this "Agreement"), among F.A.O. SCHWARZ and QUALITY FULFILLMENT SERVICES, INC. (collectively, "Sellers"), FRED KAYNE, an individual ("Fred Kayne"), ARBCO Associates, L.P., Kayne Anderson Diversified Capital Partners, L.P., Kayne Anderson Non-Traditional Investments, L.P., Kayne Anderson Offshore Limited and Kayne Anderson Capital Partners, L.P. (collectively, "Kayne Affiliates" and, together with Fred Kayne, "Holders") and, with respect to certain provisions hereof, The Right Start, Inc. ("TRS").

                                R E C I T A L S:

     Royal Vendex KBB N.V., Sellers, Toy Soldier, Inc. and TRS have entered into an Asset Purchase Agreement, dated November 19, 2001 (the "APA"), pursuant to which, among other things, Buyer shall purchase the Assets (as such term, and each other capitalized term used herein without definition, is defined in the
APA) from Sellers upon the terms and subject to the conditions set forth in the APA.

     As partial payment of the Initial Purchase Price under the APA, Sellers will receive Series H Contingent Convertible Preferred Stock (the "Convertible Preferred Stock") initially convertible, upon approval of shareholders of TRS, into an aggregate of 5,000,000 shares of common stock, no par value, of TRS (the "Common Stock").

     The Kayne Affiliates and Fred Kayne hold similar contingently convertible preferred stock, or other securities convertible into, or exchangeable or exercisable for, Common Stock ("Common Equivalents") and shares of Common Stock (together with the shares issuable upon conversion, exercise or exchange of Common Equivalents, the "Common Equivalent Shares") representing approximately
10.5 million Common Equivalent Shares.

     The execution and delivery of this Agreement is a condition to the Closing under the APA.

     In consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

     1. Tag-Along Rights. If any Holder proposes to sell or transfer ("Transfer") more than 1,000,000 Common Equivalent Shares held by such Holder to a Person or group (as such term is used in Rule 13(d)(3) and 14(d)(2) of the Exchange Act) who is not a Related Party of such Holder ("Third-Party"), in a single transaction or a series of related transactions, then, at least fifteen
(15) days and no more than forty-five (45) days prior to any such Transfer, such Holder shall provide to Sellers a notice (a "Tag-Along Notice") delivered to Sellers at their address set forth herein, explaining the terms and conditions of such Transfer (including the consideration payable) and identifying the name and address of the Third-Party. Upon the written request of any Seller ("Tag-Along Request") made within ten (10) days after the day the Tag-Along Notice is received by Sellers, the Holder proposing to make the Transfer shall cause the Third-Party to purchase from Sellers on the same date (i) in the case of a Transfer of Common Stock by such Holder at a time when Sellers hold a sufficient number of shares of Common Stock to participate as set forth in the following formula, a number of shares of Common Stock equal to (A) the quotient of (1) the total number of Common Equivalent Shares to be Transferred divided by
(2) the total number of outstanding Common Equivalent Shares held by all Holders, multiplied by (B) the total number of Common Equivalent Shares held by Sellers, at the same price and on terms and conditions at least as favorable to Sellers as the more favorable of the terms and conditions contained in the Tag-Along Notice delivered in connection with such proposed transaction or the terms actually received by such Holder or (ii) in the event that such Holder does not Transfer Common Stock or Sellers do not then hold a sufficient number of shares of Common Stock to participate as set forth in the above formula, a number of Common Equivalent Shares computed as set forth above at the price per Common Equivalent Share that would most nearly result in the same economic benefits and cost per Common Equivalent Share to the Third-Party, as determined by an independent third party valuation firm chosen by such Holder and reasonably acceptable to Sellers and the Third-Party. To the extent that (i) a Holder seeks to Transfer Common Stock at a time when Sellers do not own a sufficient number of shares of Common Stock to participate in accordance with the above formula and the Third-Party is unwilling to purchase Common Equivalents from Sellers, (ii) the Third-Party is unwilling to purchase Common Equivalents from Sellers that differ in type from the Common Equivalents offered to the Third-Party by such Holder or (iii) the Third-Party is unwilling to accept a valuation prepared by an independent third party valuation firm, such Holder shall not make the proposed Transfer. To the extent a Holder does not receive a Tag-Along Request with respect to Common Equivalent Shares for which such Holder has provided a Tag-Along Notice within the time period noted above, the Holder providing the Tag-Along Notice may sell the shares proposed to be Transferred as set forth in the Transfer Notice. At any time prior to the consummation of the Transfer, a Seller may withdraw any Tag-Along Request made pursuant to this Agreement. If the Third-Party is unwilling to purchase all of the additional securities that would be sold as a result of the rights set forth herein, then the number of securities sold by each party shall be cut back pro-rata so that the number of securities sold by each party bear the same relation to each other as the number of securities that could have been sold if the Third-Party had been willing to purchase the full amount.

     Notwithstanding the foregoing,  (i) Sellers shall have no rights under this
Section 1 with respect to any Transfer by a Holder to the extent such Transfer is in the form of a distribution to withdrawing partners from such Holder or otherwise among Related Parties of such Holder (provided in the case of Transfers among Related Parties of such Holder the Person who will hold the Transferred securities after such Transfer becomes a party to this Agreement prior to such Transfer); (ii) in connection with a call written against the stock held by any Holder or a put right written with respect to stock held by a Holder, the rights under this Section 1 shall not arise until exercise of such put or call; and (iii) Sellers agree that Common Equivalents held in a separate account for the benefit of others shall not be considered held by a Holder for purposes of this Agreement.

     2. Voting Agreement. Each of Fred Kayne and each of the Kayne Affiliates severally agrees with Sellers that he/it will vote all securities of TRS held by him/it which are entitled to vote thereon in favor of all matters necessary to permit the conversion of the Convertible Preferred Stock. Each of Fred Kayne and each of the Kayne Affiliates represents and warrants to Sellers that they jointly own sufficient shares of Common Stock or securities convertible into

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

Common Stock to cause TRS's shareholders to approve the conversion feature of the Convertible Preferred Stock and an increase in the number of authorized shares of Common Stock sufficient to permit the conversion of the Convertible Preferred Stock.

     3. Further Assurances. Sellers and Holders shall cooperate fully with each other to enable the parties to fulfill their obligations and responsibilities hereunder. Sellers and Holders shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers as may be required or appropriate to carry out the provisions of this Agreement and to consummate, perform and make effective the transactions contemplated hereby.

     4. Term. This Agreement shall be effective as of the Effective Time and shall terminate on the date Sellers no longer hold any capital stock of TRS (he "Term").


     5. Amendments. This Agreement may not be amended except in a writing signed by, or on behalf of, all parties hereto.

     6. Notices. All notices, consents, instructions and other communications required or permitted under this Agreement (collectively, "Notice") shall be effective only if given in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee). Notice shall be given:

                           to Sellers at:

                                         Royal Vendex KBB N.V.
                                         De Klencke 6, NL-1083 HH Amsterdam
                                         Postbus 7997, 1008, AD Amsterdam
                                         Attention: Marcel Smits/Eric ter Hark
                                         The Netherlands
                                         Tel: 31.20.5490.596
                                         Fax: 21.20.6461.954
                                         Email: eric.ter.hark@vendexkbb.nl

                           with a required copy to (which, in and of itself, shall not constitute notice):

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

                                     Kronish Lieb Weiner & Hellman LLP
                                     1114 Avenue of the Americas
                                     New York, New York 10036
                                     Attention: Mark Lipschutz
                                     Tel: (212) 479-6355
                                     Fax: (212) 479-6275
                                     Email: mlipschutz@klwhllp.com


                            and to TRS at:

                                     The Right Start, Inc.
                                     26610 Agoura Road, Suite 250
                                     Calabasas, California 91302
                                     Attention: General Counsel
                                     Tel: (818) 735-7252
                                     Fax: (818) 735-7242
                                     Email: jgroner@rightstart.com


                           with required copy to (which, in and of itself, shall not constitute notice):

                                     Fulbright & Jaworski L.L.P.
                                     865 South Figueroa Street 29th Floor
                                     Los Angeles, CA 90017
                                     Attention: Victor Hsu, Esq.
                                     Tel:  (213) 892-9326
                                     Fax: (213) 680-4518
                                      Email: vhsu@fulbright.com

                           and to the Kayne Affiliates at:

                                      Kayne Anderson Investment Management, Inc.
                                      1800 Avenue of the Stars, Second Floor
                                      Los Angeles, California 90067
                                      Fax:     310-284-6444

                           and to Fred Kayne at:

                                      Fred Kayne
                                      Fortune Fashions
                                      1800 Avenue of the Stars, Third Floor
                                      Los Angeles, California 90067
                                      Fax:     310-278-1522

     7. Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

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

     8. Specific Performance. Sellers and Holders agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that, in the event of a breach or threatened breach of this Agreement, Sellers and Holders shall be entitled to specific performance, injunctive or other equitable relief, in addition to any other remedy available at law or in equity, without posting bond or other undertaking.

     9. Non-Compliant Transfers. Sellers and Holders agree that Transfers attempted to be made in violation of this Agreement shall be void. TRS agrees that it shall not (i) register Transfers of Common Equivalents or Common Stock by Fred Kayne or any Kayne Affiliate on its books nor issue new stock certificates in connection with any such Transfer or (ii) remove or cause the removal of any legend with respect to legended Common Stock proposed to be Transferred by Fred Kayne or a Kayne Affiliate, in each case, until it shall first have received a copy of a Tag-Along Notice with respect to the securities proposed to be Transferred and then only in accordance with such Tag-Along Notice and any related Tag-Along Request received after the Tag-Along Notice and prior to such action by TRS; provided, however, that TRS shall have no obligation under this Agreement with respect to freely tradeable Common Stock. Holders agree to submit the certificates representing the Common Equivalent Shares held by them to TRS for legending and TRS shall legend such certificates with the following legend:

               "Transfer of these securities is subject to the terms and conditions of that certain Shareholders Agreement--Tag-Along
               Rights and Voting Rights, dated November 19, 2001, and any transfer in violation of that agreement is void."

     10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible, without invalidating or adjusting the remaining provisions hereof, and any such prohibition, unenforceability or adjustment in any jurisdiction shall not invalidate, render unenforceable or adjust such provision in any other jurisdiction.

     11. Successors and Assigns; Assignment. All covenants and agreements in this Agreement to be performed by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties. Sellers shall not assign their rights under this Agreement without the consent of Holders (which may be withheld in their sole and absolute discretion). Notwithstanding the foregoing, either Seller may assign its rights under this Agreement to any Related Party of such Seller without the consent of Holders. Until such time as TRS is notified in writing of any such assignment, TRS, in performing its obligations hereunder, shall be entitled to treat Sellers as the parties entitled to all of Sellers' rights under this Agreement.

     12. Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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

     13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     14. Effectiveness and Termination. This Agreement is entered into in anticipation of the Closing, and shall not be effective unless and until the Closing shall occur. This Agreement shall terminate automatically to the extent the APA shall be terminated prior to Closing.



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




     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by their respective duly authorized officers, as of the date first above written.


                                ARBCO ASSOCIATIONS, L.P.




                                By:/s/ David Shladovsky
                                Its:  General Counsel



                               KAYNE ANDERSON DIVERSIFIED CAPITAL PARTNERS, L.P.



                                By:/s/ David Shladovsky
                                Its:  General Counsel

                                KAYNE ANDERSON NON-TRADITIONAL
                                INVESTMENTS, L.P.



                                By:/s/ David Shladovsky
                                Its:  General Counsel



                                KAYNE ANDERSON OFFSHORE LIMITED



                                By:/s/ David Shladovsky
                                Its:  General Counsel


                                KAYNE ANDERSON CAPITAL PARTNERS, L.P.


                                By:/s/ David Shladovsky
                                Its:  General Counsel


                                /s/  Fred Kayne
                                Fred Kayne


                                F.A.O. SCHWARZ



                                By: /s/ Bud Johnson
                                Its:CEO

                                QUALITY FULFILLMENT SERVICES, INC.



                                By: /s/ Bud Johnson
                                Its:CEO


                                With respect to Sections 6, 9, 10, 11 & 13



                                THE RIGHT START, INC.



                                By: /s/ Jerry R. Welch
                                Its: President and CEO